Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192582) pertaining to the Amended and Restated 2008 Stock Incentive Plan of Oxford Immunotec Global PLC  and Registration Statement (Form S-8 No. 333-193730) pertaining to the Oxford Immunotec Global PLC 2013 Share Incentive Plan of our report dated March 27, 2014 with respect to the consolidated financial statements of Oxford Immunotec Global PLC included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Reading, United Kingdom

March 27, 2014